UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 18, 2018
Date of Report (Date of earliest event reported)
NU SKIN ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)
Delaware	001-12421	87-0565309
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
75 West Center Street Provo, Utah 84601
(Address of principal executive offices and zip code)
(801) 345-1000
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company □
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  □

Item 1.01. Entry into a Material Definitive Agreement.

On April 18, 2018 (the "Closing Date"), Nu Skin Enterprises, Inc. (the "Company") entered into a Credit Agreement (the "Credit Agreement") by and among the Company, as Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent. The Credit Agreement provides for a $400 million term loan facility and a $350 million revolving credit facility, each with a term of five years.  The term loan facility was drawn in full on the Closing Date, and $78.5 million of the revolving credit facility was also drawn on the Closing Date to pay off the Company's existing credit facilities and the outstanding balance on its Convertible Notes, as defined below. The proceeds of the credit facilities are permitted to be used for working capital, capital expenditures and other lawful general corporate purposes of the Company.

The revolving credit facility includes a subfacility for swingline loans of up to $20 million, and up to $20 million of the revolving credit facility is available for the issuance of letters of credit. The term loan facility will amortize in quarterly installments in amounts resulting in an annual amortization of 5.0% during the first and second years, 7.5% during the third and fourth years and 10.0% during the fifth year after the Closing Date, with the remainder payable at final maturity. The loans under the Credit Agreement bear interest, at the option of the Company, either (i) during any interest period selected by the Company, at the London interbank offered rate for deposits in U.S. dollars with a maturity comparable to such interest period, adjusted for statutory reserves ("LIBOR"), plus an initial spread of 2.25% per annum, subject to adjustment based on the consolidated leverage ratio of the Company, or (ii) at the greatest of (x) the federal funds effective rate plus 0.50%, (y) the prime rate from time to time announced by Bank of America, N.A. and (z) LIBOR for a one-month interest period plus 1.00%, plus an initial spread of 1.25% per annum, subject to adjustment based on the consolidated leverage ratio of the Company. If an event of default occurs under the Credit Agreement, the interest rate on overdue amounts will increase by 2.00% per annum. The obligations under the Credit Agreement are guaranteed by certain domestic subsidiaries of the Company (collectively with the Company, the "Loan Parties") and are secured by a lien on the capital stock of certain subsidiaries of the Loan Parties, pursuant to security and guarantee documents entered into on the Closing Date.

The Credit Agreement requires the Company to maintain a consolidated leverage ratio not exceeding 2.25 to 1.00 and a consolidated interest coverage ratio of no less than 3.00 to 1.00. The Credit Agreement also includes other covenants, including covenants that, subject to certain exceptions, restrict the ability of the Company and its subsidiaries (i) to create, incur, assume or permit to exist any liens, (ii) to incur additional indebtedness, (iii) to make investments and acquisitions, (iv) to enter into mergers, consolidations or similar transactions, (v) to make certain dispositions of assets, (vi) to make dividends, distributions and prepayments of certain indebtedness, (vii) to change the nature of the Company's business, (viii) to enter into certain transactions with affiliates, (ix) to enter into certain burdensome agreements, (x) to make certain amendments to certain agreements and organizational documents and (xi) to make certain accounting changes.

The Credit Agreement provides for the following events of default: (i) non-payment by any of the Loan Parties of any principal when due or any interest or fees within five business days of the due date, (ii) the failure by any Loan Party to comply with any covenant or agreement contained in the Credit Agreement or any other loan document, in certain cases subject to notice and lapse of time, (iii) any representation or warranty pursuant to the Credit Agreement or any other loan document is incorrect in any material respect, (iv) a payment default of at least $50 million under other indebtedness of any Loan Party or any subsidiary of the Company that continues beyond any applicable grace period or any other event or condition under such indebtedness occurs that results in, or permits the holder thereof to cause such indebtedness to become immediately due and payable, (v) certain bankruptcy or insolvency events with respect to any Loan Party or any material subsidiary, (vi) any attachment or similar process issued or levied against any material property and not released within 60 days, (vii) one or more undischarged judgments for the payment of money in an aggregate amount in excess of $50 million, (viii) certain events relating to ERISA (Employee Retirement Income Security Act) plans that could reasonably be expected to result in a material adverse effect, (ix) the invalidity of any material lien or guarantee granted under the loan documents and (x) the occurrence of a change of control. If an event of default occurs and is continuing, the Administrative Agent may accelerate the amounts and terminate all commitments outstanding under the Credit Agreement and may exercise remedies in respect of the collateral.

From time to time, the Lenders and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company. They have received, or may in the future receive, customary fees and commissions for these transactions

A copy of the Credit Agreement and the Exhibits thereto is attached as Exhibit 10.1 to this Current Report on Form 8-K. Reference is made to the Credit Agreement for its complete terms. The foregoing description of the Credit Agreement is qualified in its entirety by reference to such exhibit.

Item 1.02 Termination of a Material Definitive Agreement.

Termination of Existing Credit Agreement

Effective April 18, 2018, in connection with the Company's entrance into the Credit Agreement, the Company terminated the existing credit agreement, dated as of October 9, 2014, by and among the Company, as Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, and repaid all amounts outstanding thereunder.

Repayment of 4.75% Convertible Senior Notes due 2020; Payment of Extension Fee

As previously disclosed, Ping An ZQ China Growth Opportunity Limited ("Ping An ZQ"), the beneficial owner of  the full $210.0 million principal amount of the Company's 4.75% Convertible Senior Notes due 2020 (the "Convertible Notes"), elected to convert the Convertible Notes in accordance with the terms of the indenture, dated as of June 16, 2016 (as amended or supplemented, the "Indenture"), by and between the Company and the Bank of New York Mellon Trust Company, N.A., as trustee, that governs the Convertible Notes. In connection with such conversion and pursuant to the terms of the Indenture, as amended, the Company was obligated to pay Ping An ZQ the $210.0 million principal amount, together with accrued and unpaid interest on the Convertible Notes (the "Cash Settlement"), by May 15, 2018. On April 18, 2018, the Cash Settlement was paid, satisfying in full the Company's obligations to Ping An ZQ under the Convertible Notes and the Indenture.

As previously disclosed, the Company and Ping An ZQ entered into a side letter agreement pursuant to which the Company was obligated to pay Ping An ZQ an extension fee equal to 0.05% of the principal amount of Convertible Notes outstanding as of April 2, 2018. On April 18, 2018, the Company paid Ping An ZQ an extension fee in the amount of $105,000, satisfying in full the Company's obligations to Ping An ZQ under the side letter agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described above in Item 1.01, on April 18, 2018, the Company entered into the Credit Agreement. The information included in Item 1.01 of this Report is incorporated herein by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement among the Company, various financial institutions, and Bank of America, N.A. as administrative agent, dated as of April 18, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NU SKIN ENTERPRISES, INC.
(Registrant)

/s/ Mark H. Lawrence
Mark H. Lawrence
Chief Financial Officer

Date:  April 23, 2018